EXHIBIT 99.1

Environmental Oil Processing Technology Corporation (OTC: "EVOP") news release -
                               September 20, 2001.


               ENVIRONMENTAL OIL PROCESSING TECHNOLOGY CORPORATION
                 SUED BY FORMER OWNERS OF SUBSIDIARY TO RESCIND
                                   ACQUISITION


Nampa, Idaho, September 20, 2001 - Environmental Oil Processing Technology Corporation (the "Company") (OTC Bulletin Board: EVOP) announced today that it had recently received notice that a civil action was filed on August 29, 2001 in the U.S. District Court for the District of Colorado by the former owners of the Company's wholly owned subsidiary, Project Development Industries, L.L.C. ("PDI"). The plaintiffs are seeking a judgment declaring that the Share Purchase Agreement (the "Agreement") entered into in August 1999 by the parties and that resulted in the Company's acquisition of PDI, was validly rescinded and that such Agreement is null and void, and as a result of such rescission plaintiff's be restored to their original position of ownership of PDI. In addition, plaintiffs are asking for injunctive relief that the Company return to the plaintiffs the ownership interests in PDI. The individual plaintiffs currently own approximately 7 million shares of common stock of the Corporation and are maintaining that they should retain ownership of such shares after the return of the ownership interest of PDI. The Corporation has defenses and counterclaims available to it in this matter, which it intends to actively pursue.

In addition, on August 28, 2001, the Corporation received the resignation from the Board of Directors of Mr. Grayson Evans, Chief Executive Officer of PDI and one of the individual plaintiffs in the civil action described above.

ENVIRONMENTAL OIL PROCESSING TECHNOLOGY CORPORATION, with its headquarters in Nampa, Idaho, has developed a process and facilities, which virtually


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minimizes waste oil disposal, as it is known today. Their plant utilizes proven technology to convert waste oil into environmentally friendly products such as naphtha (gasoline), #2 diesel, electrical power, residuum burner fuel, and co-generation.


CONTACT: N. Tod Tripple of Environmental Oil Processing Technology Corporation, 208-463-0063, fax 208-463-7601, or email, tripple@environmentaloil.com